EXHIBIT 99

Contacts:
Chairman/CEO                       Chief Financial Officer
Zach Lonstein                      William McHale
Infocrossing, Inc.                 Infocrossing, Inc.
(201) 840-4726                     (201) 840-4732
zlonstein@infocrossing.com         wmchale@infocrossing.com

Investor Relations
Matthew Hayden
Hayden Communications, Inc.
(858) 704-5065

    SECOND QUARTER RESULTS FOR INFOCROSSING ARE EXPECTED TO BE BELOW GUIDANCE
       ORGANIC GROWTH OPPORTUNITIES GROW, SELECTION PROCESS IS PROTRACTED

LEONIA, NJ, July 11, 2005 - Infocrossing, Inc. (Nasdaq: IFOX) a provider of selective IT outsourcing and business processing solutions announced today that it has reduced guidance for its second quarter ended June 30, 2005 and withdrawn guidance for fiscal 2005. For the second quarter of fiscal 2005, the Company has reduced projected revenue to approximately $35.2 million from approximately $37.5 million; projected net income to approximately $0.2 million from approximately $2.4 million; and projected EPS to approximately $0.01 from approximately $0.11. For fiscal 2005, the Company had issued projections of revenue of $167.0 to $170.0 million; net income of $18.2 to $18.8 million; and EPS of $0.72 to $0.74.

Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing, stated "We have reduced guidance for the quarter ended June 30, 2005 principally because of a shortfall of approximately $2.3 million in projected revenue, approximately $1.8 million of which is attributable to lower than anticipated usage-based billings and delays in the commencement of new contracts, and an unusual addition of $1.0 million (pre-tax) to the allowance for doubtful accounts relating to incremental usage-based charges billed to a customer in prior periods. We have established this allowance while we are negotiating vigorously to resolve this matter."

"Our pipeline of organic growth opportunities based on the contract value of potential transactions in which the Company has been selected as a finalist continues to grow. For these opportunities, the sales cycle has been longer than we had anticipated. With the uncertainty of the timing of new customer contracts, it currently is difficult to project our results for the balance of 2005. We are optimistic that we will be successful in building our business through the addition of new customers, the expansion of our services to existing customers, and the acquisition of companies which fit our strategic requirements."

"Although specific projections may be difficult, based on the quality and size of the pipeline, we are optimistic about our long-term organic growth potential. As our expanded sales force gains traction, we expect to have greater success in predicting the maturity of opportunities into revenue. We continue to be a finalist in the largest opportunity in our pipeline. For that matter, our pipeline is the largest in the Company's history."

"Our focus on delivering quality, value-added services to our existing customers is unwavering. We have reached a preliminary agreement with a major customer to continue to provide services under a new three-year contract."

We began the year with approximately $26 million in cash. As of June 30, 2005, cash grew to $40 million. With positive earnings and operating cash flow, market acceptance of our growing portfolio of services, a proven track record of identifying and integrating strategic acquisitions, and a focus on building value for our customers and shareholders, we are confident in the Company's prospects for growth," Mr. Lonstein concluded.

ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
                          ---------------------------
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc., and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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